TranS1 Inc. Reports Operating Results for the Third Quarter of 2012,

Issues Fourth Quarter 2012 Guidance

- Third quarter revenues were $3.2 million -

- Net loss per share was $0.22 for the quarter -

WILMINGTON, NC — (GLOBE NEWSWIRE)— November 8, 2012—TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products to treat degenerative conditions of the spine affecting the lower lumbar region, today announced its financial results for the third quarter ended September 30, 2012.

Comparison of Selected Financial Results (in millions, except per share data)
	Three Months Ended September 30,
	2012	2011
Total revenue	$3.2	$4.7
Net loss	(5.9)	(3.3)
Net loss per common share	(0.22)	(0.16)

Revenues were $3.2 million in the third quarter of 2012, representing a 32% decrease from revenues of $4.7 million in the third quarter of 2011. Domestic revenues were $2.9 million in the third quarter of 2012, compared to $4.3 million in the third quarter of 2011. Gross margin was 73.8% in the third quarter of 2012 as compared to 77.8% in the third quarter of 2011.

Net loss was $5.9 million in the third quarter of 2012, compared to a net loss of $3.3 million in the third quarter of 2011. Net loss per common share was $0.22 in the third quarter of 2012 compared to a net loss per share of $0.16 in the third quarter of 2011.

Cash and cash-equivalents were $27.2 million as of September 30, 2012.

“In the third quarter we made significant progress on our key operational goals including further reimbursement clarity, expanding clinical publications and driving adoption of the VEO direct lateral system,” said Ken Reali, President and Chief Executive Officer of TranS1. “We have commenced the re-launch activities for AxiaLIF in the fourth quarter as we await the activation of our Category I code on January 1st. Through continued execution on our operational goals and our re-launch plan we look forward to achieving revenue growth as we gain market share in the minimally invasive lumbar spinal fusion market.”

TranS1 Outlook

For the fourth quarter ending December 31, 2012, the Company expects total revenues in the range of $3.8 - $4.2 million.

Conference Call

TranS1 will host a conference call today at 4:30 pm ET to discuss its third quarter financial results. To listen to the conference call on your telephone, please dial (877) 881-2183 for domestic callers and (970) 315-0453 for international callers approximately ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio broadcast or the archived recording, use the following link at http://ir.trans1.com/events.cfm.

About TranS1 Inc.

TranS1 is a medical device company focused on designing, developing and marketing products to treat degenerative conditions of the spine affecting the lower lumbar region. TranS1 currently markets the AxiaLIF® family of products for single and two level lumbar fusion, the VEOTM lateral access and interbody fusion system and the VectreTM posterior fixation system for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.

Forward Looking Statements

This press release includes statements relating to our efforts to gain favorable coverage decisions for our products that are based on our current beliefs and assumptions. These statements constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the pace of adoption of our product technology by spine surgeons, the outcome of coverage and reimbursement decisions by the government and third party payors, the success of our continuing product development efforts, the effect on our business of existing and new regulatory requirements, uncertainty surrounding the outcome of the matters relating to the subpoena issued to the Company by the Department of Health and Human Services, Office of Inspector General, stockholder class action lawsuits, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with TranS1’s business, please review the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent reports. You are cautioned not to place undue reliance on these forward looking statements, which are based on TranS1's expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

CONTACT:

Investors:

TranS1 Inc.

Joseph P. Slattery, 910-332-1700

Executive Vice-President and Chief Financial Officer

or

Westwicke Partners
Mark Klausner, 443-213-0501
trans1@westwicke.com

Source: TranS1 Inc.

TranS1 Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenue	$3,198	$4,696	$10,441	$15,163
Cost of revenue	838	1,044	2,747	3,513
Gross profit	2,360	3,652	7,694	11,650

Operating expenses:
Research and development	1,361	1,047	3,937	3,841
Sales and marketing	4,453	4,602	15,124	16,656
General and administrative	2,297	1,298	6,403	4,522
Total operating expenses	8,111	6,947	25,464	25,019
Operating loss	(5,751)	(3,295)	(17,770)	(13,369)
Other income (expense), net	(114)	(32)	(146)	7
Net loss	$(5,865)	$(3,327)	$(17,916)	$(13,362)
Other comprehensive loss:
Foreign currency translation adjustments	1	(12)	1	2
Comprehensive loss	$(5,864)	$(3,339)	$(17,915)	$(13,360)

Net loss per common share - basic and diluted	$(0.22)	$(0.16)	$(0.66)	$(0.64)

Weighted average common shares outstanding - basic and diluted	27,275	21,288	27,258	21,031

TranS1 Inc.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$27,233	$38,724
Short-term investments	-	6,027
Accounts receivable, net	2,076	2,522
Inventory	5,163	4,525
Prepaid expenses and other assets	387	680
Total current assets	34,859	52,478
Property and equipment, net	2,291	1,554
Total assets	$37,150	$54,032

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,626	$3,303
Accrued expenses	1,723	1,203
Total current liabilities	4,349	4,506
Noncurrent liabilities	86	26

Stockholders' equity
Common stock	3	3
Additional paid-in capital	159,533	158,403
Accumulated other comprehensive income (loss)	14	13
Accumulated deficit	(126,835)	(108,919)
Total stockholders' equity	32,715	49,500
Total liabilities and stockholders' equity	$37,150	$54,032

TranS1 Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net loss	$(5,865)	$(3,327)	$(17,916)	$(13,362)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	321	163	794	473
Stock-based compensation	302	318	1,062	1,254
Allowance for excess and obsolete inventory	37	164	109	512
Provision (reversal of provision) for bad debts	10	46	(27)	87
Loss on disposal of fixed assets	231	48	261	49
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(33)	314	473	156
(Increase) decrease in inventory	(57)	71	(747)	(867)
(Increase) decrease in prepaid expenses	145	110	294	140
Increase (decrease) in accounts payable	(932)	(212)	(678)	(316)
Increase (decrease) in accrued expenses	102	(4)	581	(701)
Net cash used in operating activities	(5,739)	(2,309)	(15,794)	(12,575)

Cash flows from investing activities:
Purchases of property and equipment	(436)	(99)	(1,793)	(436)
Purchases of investments	-	-	-	(16,102)
Sales and maturities of investments	-	8,042	6,027	16,096
Net cash provided by (used in) investing activities	(436)	7,943	4,234	(442)

Cash flows from financing activities:
Net proceeds from issuance of common stock	-	18,274	-	18,274
Proceeds from exercise of stock options	-	48	68	187
Net cash provided by financing activities	-	18,322	68	18,461
Effect of exchange rate changes on cash and cash equivalents	1	(12)	1	2
Net increase (decrease) in cash and cash equivalents	(6,174)	23,944	(11,491)	5,446
Cash and cash equivalents, beginning of period	33,407	5,963	38,724	24,461
Cash and cash equivalents, end of period	$27,233	$29,907	$27,233	$29,907